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                                                                   EXHIBIT 10.17

                 FOURTH MODIFICATION AND RATIFICATION OF LEASE



           THIS FOURTH MODIFICATION AND RATIFICATION OF LEASE ("Modification") is made and entered into effective this 15th day of October 2000, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation ("Landlord"), and THE TRIZETTO GROUP, INC., a Delaware corporation ("Tenant").


                              W I T N E S S E T H:

           WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, and by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000 (hereafter collectively the "Lease"), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive, Englewood, Colorado, and more particularly described in the Lease as Suites 300 and 310 (the "Premises"); and

           WHEREAS, pursuant to Exhibit "B-2" to the Third Modification and Ratification of Lease Landlord agreed to provide an Additional Construction Credit to Tenant over and above the Construction Credit for the Expansion Premises, if needed, and which amounts were to be amortized over the term of the Lease and to be added to the Base Rent for the Premises and the Expansion Premises in accordance with Exhibit "B-2"; and

           WHEREAS, Landlord has provided an Additional Construction Credit of Seventy-One Thousand Three Hundred Twenty-Five and No/100 Dollars ($71,325.00) towards construction of Tenant improvements in the Expansion Premises; and

           WHEREAS, Landlord and Tenant desire to amend the Lease memorializing the amount of the Additional Construction Credit used, and the increase in Base Rent for the Premises and the Expansion Premises;

           NOW, THEREFORE, in consideration of the foregoing, the agreements of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

           1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

           2. Base Rent. Effective on November 1, 2000, Section 1.03(H) of the Lease entitled Base Rent, and Section 1.03(I) of the Lease entitled Monthly Installments of Base Rent, shall be amended as follows:


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                      (a)        Premises Base Rent. Tenant shall pay Base Rent
                                 for the Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

                                     Rentable                  Lease                      Annual                      Monthly
       Months                       Square Feet                 Rate                     Payment                      Payment
       ------                       -----------                 ----                     -------                      -------
            13-61                     23,610             $21.41/rsf/year               $505,490.10                  $42,124.18
    (11/1/2000-11/30/2004)
            62-73                     23,610             $21.83/rsf/year               $515,406.30                  $42,950.53
    (12/1/2004-11/30/2005)
            74-78                     23,610             $22.26/rsf/year               $525,558.60                  $43,796.55
    (12/1/2005-4/30/2006)



                      (b) Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises, Tenant shall also pay Base Rent with respect to the Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

                                  Rentable                    Lease                       Annual                      Monthly
         Months                  Square Feet                  Rate                       Payment                      Payment
         ------                  -----------                  ----                       -------                      -------
          7-60                     23,775                  $20.12/rsf                  $478,353.00                  $39,862.75
    (11/1/00-4/30/05)
          61-72                    23,775                  $20.52/rsf                  $487,863.00                  $40,655.25
    (5/1/05-4/30/06)


           3. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other than Landlord's listing agent, Venture Group Real Estate, LLC, acting as agent of Landlord, and Julien J. Studley, Inc., acting as agent of Tenant. The parties acknowledge that no payment of any compensation or commission to Venture Group Real Estate, LLC, and Julien J. Studley, Inc., shall be due with respect to this Modification. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representation of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

           4. Performance of Obligations. Tenant hereby acknowledges and confirms that, as of the date hereof, Landlord has performed all obligations on the part of the Landlord under


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the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

           5. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

           6. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

           7. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof.

           8. Counterparts. This Modification may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.


LANDLORD:                                 TENANT:

ST. PAUL PROPERTIES, INC.,                THE TRIZETTO GROUP, INC.,
a Delaware corporation                    a Delaware corporation



By:  /s/ William Inserra                  By:   /s/ Michael J. Sunderland
   --------------------------------          ----------------------------------
R. William Inserra                           Michael J. Sunderland
Vice President - Asset Management            Senior VP, Chief Financial Officer

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